Exhibit 10.3

November 6, 2014

Paul Benson

105 Finchley Lane

Folsom, CA 95630

Dear Paul,

It is my pleasure to confirm our offer to you for the position of Senior Director, Human Resources effective November 19, 2014.  This will be an interim position until Esterline’s Board of Directors has an opportunity to meet in December to consider your nomination as a corporate officer with the title of Vice President Human Resources.  We expect their approval will be forthcoming.  For this interim period you will report directly to me.  Once you have been formally elected to the Vice President Human Resources position, you will report to our CEO, Curtis Reusser.

Your compensation and terms of employment will be comprised of several components, as follows:

Base Salary – Your annual base salary rate will be $265,000.00 effective on your first day of work.

Annual Incentive Compensation – We will recommend to the Board that you participate in Esterline’s Annual Incentive Compensation Plan for fiscal year 2015 (“AIC Plan”). Your target award will be 40% of your base salary, consistent with competitive market benchmarks. The actual award will vary, of course, depending on the Company’s 2015 financial performance. The AIC Plan’s performance goals will be achievement of (1) budgeted earnings (EBIT); (2) budgeted return-on-sales; and (3) selected strategic objectives. In December the Board will approve FY15 executive incentive plans in final form and we will provide you a copy then.

Your participation in the AIC Plan is subject to its usual terms including a requirement that you continue employment through the date on which AIC Plan payments are made.  The AIC Plan is re-evaluated each year, such that the performance goals, formula, total funding, and your target award could vary from year to year.

Long-Term Incentive Compensation – We will also recommend to the Board that you be appointed to Esterline’s Long Term Incentive Program with a total target value of $132,500 (0.5 times your starting annual base salary). Currently, the total target value is allocated among Esterline’s three, long-term incentive compensation vehicles, as follows:

Paul Benson

November 6, 2014

LTI Program	Allocation	Target Value
1.LTI Performance Plan	40%	$53,000
2.Option Grant	35%	$46,375
3.Restricted Stock Units (RSU’s)	25%	$33,125

LTI Performance Plan – The FY15 LTI Performance Plan design will also be determined by the Board in December. We expect the performance goals will be achievement of our 3-year strategic plan targets for: (1) earnings per share; and (2) return-on-investment.  Actual LTI Plan awards will be denominated and paid in shares of company stock.

As a new participant, your initial appointments will be pro-rated and phased-in with one-, two-, and three-year cycles so you will have an opportunity to earn an LTIP award at the end of fiscal years 2015, 2016, and 2017, depending on the corporation’s performance, as follows:

LTI Plan Cycle	Pro-Rated Target Value	Factor
FY13-FY15	$13,118	1/3rd of full target
FY14-FY16	$26,513	2/3rds of full target
FY15-FY17	$39,750	Full target

As with the Annual IC Plan, LTI Plan goals and plan design may change in the future at the discretion of Esterline’s Board of Directors.

Option Grant – Our option grants vest ratably over a four-year period on the anniversary dates of the original grant.

Restricted Stock Units (RSU) – Our RSU grants vest 100% on the third anniversary of the grant (“3-year cliff vesting”).

Special, New Hire Equity Grants– Effective with your election as a corporate officer, you will receive two special equity grants. One is a stock option grant of 5,500 shares priced at the closing price that day as reported in the Wall Street Journal on the following day. The other is a grant of 1,800 Restricted Stock Units.

Retirement and Other Fringe Benefits – You will be eligible to participate in the Esterline Voluntary Savings Plan (401(k)) and in the Esterline Retirement Plan (pension). In the 401(k) plan, Esterline matches 50% of the first 6% of employee contributions, subject to certain IRS limits. The pension plan is a cash balance formula with age-based annual credits + annual interest. Annual credits increase with age from 2% for employees under age 30 to 6% for employees age 60+.

Effective with your election as a corporate officer, you will also be eligible to participate in two types of Esterline Supplemental Executive Retirement Programs (SERPs).  The “defined benefit” SERP corresponds to the pension plan and allows executives to earn pension benefits on income that exceeds IRS limits that apply to the underlying tax-qualified plan.  The other “defined contribution” SERP corresponds to the 401(k) plan and similarly allows continuation of employee contributions and company matching on compensation that exceeds IRS limits.  If you have any questions or require further clarification on pension benefits, we would be happy to arrange an information session with our benefits advisors.

Paul Benson

November 6, 2014

You will earn paid vacation at the rate of four weeks per year. In addition, we will award you an additional five days of vacation to start that will be available for use immediately. Health, retirement, and other fringe benefits will be available to you in accordance with Esterline Bellevue office’s usual benefit program, which changes from time to time. See the enclosed summary of current benefits for further information.

Because our health benefits plan requires an initial waiting period, we will reimburse you for any COBRA costs you might incur before you become eligible for Esterline health care benefits. Please bring us a copy of your COBRA payment to verify this expense.

Relocation – You have agreed to relocate from Folsom, California to the Bellevue/Seattle, Washington area.  As such, you will be eligible for Esterline’s relocation benefits that are administered by an outside vendor, Cartus Corporation. Standard, comprehensive U.S. relocation benefits include company purchase of your home if it does not sell within 90 days

When you are ready, and before you take any steps to list your house or make other moving arrangements, please contact Robin King in our office who can introduce you to Cartus and help you get all the detailed information you will need.

Car Allowance – Effective with your election as a corporate officer, you will be eligible for a car allowance under Esterline’s Vehicle Allowance Policy. The allowance is intended to cover usual purchase, operating, maintenance, and insurance costs for cars in your new residential zip code. The allowance will be approximately $800/month before taxes.

Other Terms – Also effective with your election as a corporate officer, Esterline will also provide the following forms of compensation, briefly described here:

•	Change in control agreement – at the standard executive level of 3 years’ average total cash compensation
•	Financial advisory services – will be reimbursed up to $8,000 per year.

Requirements and Administrative Matters – This offer is contingent upon the following:

•	Satisfactorily completion of a pre-employment physical examination and drug screen
•	Passing a background check

This physical examination is an annual requirement for all corporate executives.  Please schedule an appointment at your earliest convenience and have your doctor return the form to Robin King. The Executive Physical Examination form and the Chain of Custody form have been mailed to your home address.

With respect to the background check, you will receive an email from our vendor, HireRight, within one to two business days of offer acceptance asking for some information and requiring an electronic signature.

These final conditions must be complete before you can begin work. In addition, please read, sign, and return the following to Robin:

•	A signed copy of this letter
•	Confidential Information & Inventions Assignment Agreement
•	Summary of Outside Business Interests

Paul Benson

November 6, 2014

Except as specifically provided in this letter, other aspects of your employment will be the same as those that apply to other corporate staff. We are all employed at-will, and the officers serve at the pleasure of the Board for one-year terms, subject to Company by-laws and Board action.

Paul, you have earned the confidence and strong support of the entire management staff here. We look forward to your success leading the Human Resources function at Esterline Technologies, and to your contributions to the corporation overall in this key position.  Again, this offer is for an interim position.  We expect your election as an Esterline corporate officer to be forthcoming at the December Board of Directors meeting.

To accept this offer, please sign the enclosed copy of this letter and return it to me. Please also read, complete, and return the other forms enclosed here.

If you have any questions at all, please contact me. I look forward to working with you.

Congratulations and best regards,

/s/ TOM HEINE

Tom Heine

Vice President, Human Resources

I accept this offer as outlined above.

/s/ PAUL BENSON11/10/14

SignatureDate

Attachments:

•	Copy of letter, for signature
•	Confidential Information & Inventions Assignment Agreement
•	Summary of Outside Business Interests